Exhibit 8.2

May 13, 2011

Endwave Corporation

130 Baytech Dr.

San Jose, CA 95134

Re:	Tax Opinion in Connection with Filing of Registration Statement in Form S-4

Ladies and Gentlemen:

This opinion is being delivered to you (i) in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4, which includes the Proxy/Prospectus relating to the Agreement and Plan of Merger dated as of February 4, 2011, by and among GigOptix, Inc., a Delaware corporation (“Parent”), Aerie Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Endwave Corporation, a Delaware corporation (“Company”), including exhibits and schedules thereto (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into Company, with Company as the surviving entity (the “Surviving Corporation”), on the terms and conditions set forth therein. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. References herein to the “Code” refer to the United States Internal Revenue Code of 1986, as amended, and references to a “Treasury Regulation” refer to a regulation promulgated under the Code.

We have acted as counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

1.	the Merger Agreement;

2.	the Registration Statement;

3.	the tax representation letter from Parent and Merger Sub to Nixon Peabody LLP and to Cooley LLP furnished pursuant to Section 5.04(e) of the Merger Agreement, and the tax representation letter from the Company to Cooley LLP and to Nixon Peabody LLC furnished pursuant to Section 5.04(e) of the Merger Agreement, dated respectively April 11, 2011 and April 11, 2011 (collectively, the “S-4 Filing Tax Representation Certificates”); and

4.	such other instruments and documents related to the formation, organization and operation of Parent, Company and Merger Sub, and to the consummation of the

May 13, 2011

Merger and the other transactions contemplated by the Agreement, as we have deemed necessary or appropriate including a signed tax opinion of counsel delivered to Parent and Merger Sub by counsel to Parent and Merger Sub, Nixon Peabody, LLP, attached, along with this opinion, as Exhibit 8.2 to the Registration Statement.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(i)	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(ii)	All representations, warranties, and statements made or agreed to by Parent, Company and Merger Sub, and by their managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (x) those set forth in the Merger Agreement (including the exhibits thereto), (y) those set forth in the Registration Statement, and (z) those set forth in the S-4 Filing Tax Representation Certificates, are true and accurate at all relevant times;

(iii)	All covenants contained in the Merger Agreement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof;

(iv)	The Merger will be consummated in accordance with the Merger Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state law; and

(v)	Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification.

Based upon and subject to the qualifications and limitations set forth herein and in the Registration Statement, we are of the opinion that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Merger” contained in the Registration Statement and believe that, insofar as it relates to statements of law and legal conclusions, it is correct in all material respects.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement and does not address the federal tax consequences of any transaction other than the Merger as described in the

May 13, 2011

Merger Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or on any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with the filing of the Registration Statement. We consent to the reference to our firm under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Susan Cooper Philpot
Susan Cooper Philpot